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Exhibit 21.1

SUBSIDIARIES OF MAN SANG HOLDINGS, INC.

Man Sang International (B.V.I.) Limited
Man Sang International Limited
Man Sang Enterprise Ltd.
Hong Kong Man Sang Investments Limited
Peking Pearls Company Limited
Man Sang Jewellery Company Limited
Arcadia Jewellery Limited
Sokeen Limited
Man Sang Development Company Limited
Excel Access Limited
Wealth-In Investment Limited
Swift Millions Limited
Asean Gold Limited
Damei Pearls Jewellery Goods (Shenzhen) Co. Ltd.
Man Hing Industry Development (Shenzhen) Co., Ltd.
Tangzhu Jewellery Goods (Shenzhen) Co., Ltd.
M.S. Electronic Emporium Limited
Man Sang Innovations Limited
Beijing Sai Long Jewellery Co., Ltd.
Market Leader Technology Limited
Cyber Bizport Limited
4376zone.com Limited
Intimex Business Solutions Company Limited
WiserU.com Limited
Million Chance Limited
Multi-Talent Limited